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FOR FURTHER INFORMATION                                    FOR IMMEDIATE RELEASE
CONTACT:
Frank J.M. ten Brink  847-607-2012

Conference call to be held June 11th at 9:00 am. Central time - dial in number is 866-256-3815. Replay is available after the call through June 18th at 888-266-2081 access code 490226.

            STERICYCLE ANNOUNCES FIRST ACQUISITION IN UNITED KINGDOM;
                   PURCHASES WHITE ROSE ENVIRONMENTAL LIMITED

Lake Forest, Illinois, June 10, 2004 -- Stericycle, Inc. (NASDAQ: SRCL), the United States' leading provider of medical waste management and compliance services for the healthcare community, today announced that it had completed the acquisition of White Rose Environmental Limited, a leading provider of medical waste management services in the United Kingdom, for approximately $52.3 million in cash and $11.5 million in notes.

White Rose Environmental Limited is headquartered in Leeds, United Kingdom and provides medical waste management services to customers in England and Wales. The acquisition is expected to add approximately $28 million to this year's revenues, and be approximately $0.02 accretive to earnings per share in 2004, above the $1.70-$1.75 EPS guidance previously provided in the open teleconference on April 28, 2004. In the last fiscal year, White Rose had revenues of approximately $49 million.

Mark C. Miller, Stericycle's President and CEO, said, "The acquisition of White Rose Environmental Limited provides Stericycle with a significant presence in the United Kingdom. The completion of this acquisition represents an important step forward in our strategy of developing and expanding our international presence."

Andy Hinton, Chairman of the Board of Directors of White Rose Environmental Limited said, "We are pleased to have Stericycle, a well recognized leader in our industry, as the new owner for our employees, customers and suppliers."

Stericycle provides medical waste collection, transportation, treatment and disposal services and safety and compliance programs to healthcare companies nationwide, including hospitals, physician and dental offices, laboratories and clinics. Medical waste includes single-use disposables such as needles, syringes, gloves and other supplies that have been in contact with blood or other bodily fluids, as well as blood, blood products and other items that could harbor infectious agents.

SAFE HARBOR STATEMENT: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond Stericycle's control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in

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governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors identified in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

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